Exhibit 23.19

CONSENT OF QUALIFIED PERSON

I, Martin Lepage, P.Eng., Ing., consent to the public filing of Sections 13.7.12 and 23.1.8 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”) as an exhibit to this Registration Statement on Form S-4 and any and all amendments and supplements thereto (the “Registration Statement”) of NioCorp Developments Ltd. (the “Company”).

I also consent to the use of and references to my name, including my status as a “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary.

I also consent to any extracts from or a summary of the Covered Sections in the Registration Statement and the Technical Report Summary.

I certify that I have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 7th day of November 2022 at North Bay, Ontario, Canada.

/s/ Martin Lepage

Martin Lepage, P.Eng. Ing.

Lead Technical Engineer - Hoisting

Cementation